EXHIBIT 99

                                                              sea containers ltd

                                                                    news release



                                                     Contact:  William W. Galvin
                                                                  203 / 618-9800


     SEA CONTAINERS SELLS ISLE OF MAN STEAM PACKET COMPANY FOR $233 MILLION; BONDHOLDERS ACCEPT EXCHANGE OFFER FOR $22.5 MILLION OF 2003 EXPIRED PUBLIC DEBT; PROVISIONS TO BE ESTABLISHED AGAINST PART OF GAINS ON SALE; RECENT INVESTOR PRESENTATIONS COMMENT ON COMPANY STRATEGY.



     Hamilton, Bermuda, July 15, 2003. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) lessor and manufacturer of marine containers, passenger and freight transport operator and leisure industry investor, announced today that it has sold the Isle of Man Steam Packet Company to Montagu Private Equity Limited for (pound)142 million ($233 million), with effect on June 30, 2003. The profit on this transaction will be $100 million, however, the company has decided to establish provisions for the restructuring of its fast ferry business and to reduce the carrying value of certain assets to current market value. Total provisions will be approx. $40 million.

     The company also advised that its exchange offer of 13% senior notes due 2006 for July 1, 2003 matured 9.5% and 10.5% senior notes had been subscribed in the amount of $22.5 million. The balance of these senior notes ($136.6 million) has been

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 repaid.

     Mr James B Sherwood, President, said that the exchange offer for the company's $99 million of 12.5% senior subordinated debentures due 2004 was still open and an announcement of the acceptances would be made when the offer expires (July 23, 2003 unless extended). The company is offering senior notes due 2009 in exchange for this subordinated debt, carrying the same interest rate of 12.5%.

     Mr Sherwood said that the company expects soon to conclude the sale of its port interests in Folkestone and part of its port interests in Newhaven for (pound)16 million ($26 million). It will retain the Newhaven Marina and property development site adjacent. He said that sale of the company's Charleston container manufacturing facility now looks less likely in that offers received so far undervalue it. Its sale at this time is not necessary to meet the company's obligations in light of the successful exchange offer for the July 1, 2003 matured notes.

     Mr Sherwood said that the company's objective to defer sale of its 14.4 million common shares in Orient-Express Hotels seems to be correct as the share price has recently risen to the $14-$15 level. When asked by investors at the company's recent presentations at what price the company would sell, Mr Sherwood indicated that no decision had been taken by the board but in his opinion sales might take place in the mid $20-$30 level. "The important thing is to generate the maximum amount of cash to

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underpin Sea Containers' debt reduction and expansion programs." He said he believes that Orient-Express Hotels common shares are undervalued today in relation to those of its competitor, Four Seasons Hotels.

     Mr Sherwood said that GE SeaCo was performing ahead of budget which called for a significant improvement over 2002. He pointed out that by 2005 GE SeaCo could have an IPO value of $1 billion or more based on current competitor price earnings ratios.

     At the investor presentations Mr Angus Frew, Vice President, said that GE SeaCo, the 50/50 joint venture with GE Capital, now in its sixth year, has the newest and lowest cost fleet in the industry, with an average age of 2.1 years. Sea Containers is progressively reducing its older directly owned container fleet and replacing it with the jointly owned GE SeaCo new container fleet. In this process Sea Containers container debt is being rapidly paid off and GE SeaCo is financing its own container purchases without financial support or guarantees by either partner. This de-leveraging will improve Sea Containers financial ratios.

     David Benson, Senior Vice President of the company's largest segment, passenger and freight transport, outlined plans under way at the recently consolidated Silja ferry and cruise ship operation, one of the most important in the world with revenue of $525 million in 2002, including additional freight services and expanded routes in Scandinavia and to St. Petersburg. The

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Hoverspeed ferry business across the English Channel remains highly competitive, requiring a capacity reduction which has been implemented, while at the SeaStreak business in New York capacity is growing with one new ferry due in
October  and  another  in  January,   2004,  and  additional  routes  are  under
development. At GNER, the company's $700 million revenue (in 2002) U.K. passenger rail franchise, the focus this year is on equipment upgrades and expanded customer services, including car parks and on board internet access. Management expressed its confidence that GNER would be in an excellent position either to re-bid or extend its franchise which expires 2005 based on strong customer support and excellent operating performance.

     At the annual shareholders meeting in Bermuda held on June 2, 2003, shareholders approved the election of seven directors and the appointment of Deloitte & Touche LLP as the company's independent auditor.

     SG Corporate & Investment Banking acted as exclusive financial advisors to Sea Containers in relation to the sale of the Isle of Man Steam Packet Company.

                                    * * * * *



This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment and disposal plans, possible debt restructuring and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response (including the recent Iraqi war and its aftermath), varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable



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fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating and completing proposed purchase, sale or capital expenditure transactions and repaying any related debt, inadequate sources of capital and unacceptability of finance terms, uncertainty of acceptance of proposed public debt exchange offers, global, regional and industry economic conditions, shifting patterns and levels of world trade and tourism, changes in ferry service and ship deployment plans, seasonality and adverse weather conditions, inability of Network Rail to restore, improve and maintain the U.K. rail infrastructure and uncertainty of claims against Network Rail and insurers, and legislative, regulatory and political developments including the uncertainty of extending the GNER rail franchise beyond 2005. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.



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